EXHIBIT 99.1

Hub Group, Inc. Reports First Quarter 2010 Earnings

DOWNERS GROVE, IL, April 21, 2010, -- Hub Group, Inc. (NASDAQ: HUBG) today reported net income for the quarter ended March 31, 2010 of $8.7 million.  Hub Group’s diluted earnings per share was $0.23 for the first quarter of 2010.  This represents an increase of 35% compared to last year's first quarter diluted earnings per share of $0.17.

Hub Group’s revenue increased 19% to $417 million compared to $352 million in the first quarter of 2009.  First quarter intermodal revenue increased 17% to $287 million.  The increase was attributable to a 16% volume increase and a 6% increase for fuel, partially offset by a 5% decrease for price and mix.   Truck brokerage revenue increased 23% to $83 million this quarter.  First quarter logistics revenue increased 23% to $47 million.

Hub Group generated $18 million of cash flow from operations and ended the quarter with $142 million in cash.

“We have started 2010 with a good first quarter,” said David P. Yeager, Chairman and Chief Executive Officer.  “All three business lines showed solid growth, and we look forward to taking this positive momentum into the quarters ahead.”

CONFERENCE CALL

Hub will hold a conference call at 5:00 p.m. Eastern Time on Wednesday, April 21, 2010 to discuss its first quarter results.

Hosting the conference call will be David P. Yeager, Chairman and Chief Executive Officer and Terri A. Pizzuto, Executive Vice-President, Chief Financial Officer and Treasurer.

This call is being webcast and can be accessed through the Investors link on Hub Group’s Web site at www.hubgroup.com .  Those interested in participating in the question and answer session should follow the telephone dial-in instructions below.

To participate in the conference call by telephone, please call ten minutes early by dialing (888) 679-8040.  The conference call participant code is 87694604. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PJVNV8V4R.  Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference, bypassing the operator.  The call will be limited to 60 minutes, including questions and answers.

An audio replay will be available through the Investors link on the Company's Web site at www.hubgroup.com. This replay will be available for 30 days.

ABOUT HUB GROUP: Hub Group, Inc. is a leading asset-light freight transportation management company providing comprehensive intermodal, truck brokerage and logistics services. The Company operates through a network of over 30 offices throughout the United States, Canada and Mexico.

CERTAIN FORWARD-LOOKING STATEMENTS: Statements in this press release that are not historical, including statements about Hub Group's or management's earnings guidance, intentions, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently uncertain and subject to risks. Such statements should be viewed with caution. Actual results or experience could differ materially from the forward-looking statements as a result of many factors. Factors that could cause actual results to differ materially include the factors listed from time to time in Hub Group's SEC reports including, but not limited to, the annual report on Form 10-K for the year ended December 31, 2009.  Hub Group assumes no liability to update any such forward-looking statements.

SOURCE: Hub Group, Inc.

CONTACT: Amy Lisek of Hub Group, Inc., +1-630-795-2214

HUB GROUP, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Three Months
	Ended March 31,
	2010	2009

Revenue	$417,294	$351,695
Transportation costs	368,476	306,526

Gross margin	48,818	45,169

Costs and expenses:
Salaries and benefits	23,458	23,214
General and administrative	10,145	10,123
Depreciation and amortization	973	1,156
Total costs and expenses	34,576	34,493

Operating income	14,242	10,676

Other income (expense):
Interest expense	(14)	(25)
Interest and dividend income	25	55
Other, net	68	10
Total other income	79	40

Income before provision for income taxes	14,321	10,716

Provision for income taxes	5,619	4,538

Net income	$8,702	$6,178

Basic earnings per common share	$0.23	$0.17

Diluted earnings per common share	$0.23	$0.17

Basic weighted average number of shares outstanding	37,527	37,321
Diluted weighted average number of shares outstanding	37,643	37,412

HUB GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	March 31, 2010	December 31, 2009
ASSETS	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$141,736	$126,863
Accounts receivable
Trade, net	173,878	145,317
Other	9,155	11,932
Prepaid taxes	132	593
Deferred taxes	766	2,874
Prepaid expenses and other current assets	4,142	6,801
TOTAL CURRENT ASSETS	329,809	294,380

Restricted investments	9,771	9,583
Property and equipment, net	27,246	28,510
Other intangibles, net	6,053	6,164
Goodwill, net	232,837	232,892
Other assets	1,778	1,819
TOTAL ASSETS	$607,494	$573,348

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable
Trade	$134,958	$110,626
Other	9,820	7,695
Accrued expenses
Payroll	7,849	8,253
Other	18,817	18,958
TOTAL CURRENT LIABILITIES	171,444	145,532

Non-current liabilities	12,166	12,002
Deferred taxes	63,172	61,973

STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value; 2,000,000 shares authorized; no shares issued or outstanding in 2010 and 2009	-	-
Common stock
Class A: $.01 par value; 97,337,700 shares authorized and 41,224,792 shares issued in 2010 and 2009; 37,362,570 shares outstanding in 2010 and 37,253,330 shares outstanding in 2009	412	412
Class B: $.01 par value; 662,300 shares authorized; 662,296 shares issued and outstanding in 2010 and 2009	7	7
Additional paid-in capital	166,970	171,470
Purchase price in excess of predecessor basis, net of tax benefit of $10,306	(15,458)	(15,458)
Retained earnings	308,254	299,552
Other comprehensive income (loss)	3	(9)
Treasury stock; at cost, 3,862,222 shares in 2010 and 3,971,462 shares in 2009	(99,476)	(102,133)
TOTAL STOCKHOLDERS' EQUITY	360,712	353,841
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$607,494	$573,348

HUB GROUP, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended March 31,
	2010	2009
Cash flows from operating activities:
Net income	$8,702	$6,178
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,952	2,184
Deferred taxes	3,401	3,088
Compensation expense related to share-based compensation plans	931	1,078
Loss (gain) on sale of assets	63	(27)
Changes in operating assets and liabilities:
Restricted investments	(188)	(455)
Accounts receivable, net	(25,784)	15,494
Prepaid taxes	461	-
Prepaid expenses and other current assets	2,659	584
Other assets	41	57
Accounts payable	26,457	6,300
Accrued expenses	(545)	(4,401)
Non-current liabilities	125	(940)
Net cash provided by operating activities	18,275	29,140

Cash flows from investing activities:
Proceeds from sale of equipment	7	48
Purchases of property and equipment	(647)	(1,429)
Net cash used in investing activities	(640)	(1,381)

Cash flows from financing activities:
Proceeds from stock options exercised	12	40
Purchase of treasury stock	(2,919)	(1,042)
Excess tax benefits from share-based compensation	133	117
Net cash used in financing activities	(2,774)	(885)

Effect of exchange rate changes on cash and cash equivalents	12	-

Net increase in cash and cash equivalents	14,873	26,874
Cash and cash equivalents beginning of period	126,863	85,799
Cash and cash equivalents end of period	$141,736	$112,673